SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC  20549




                                   FORM 8-K


                                CURRENT REPORT




    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported): December 24, 1993






                          NEW YORK TELEPHONE COMPANY





 A New York          Commission File          I.R.S. Employer Identification
 Corporation         Number 1-3435            No. 13-5275510




            1095 Avenue of the Americas, New York, New York  10036

                       Telephone number (212) 395-2121



                                    - 2 -



Form 8-K                                          New York Telephone Company
December 24, 1993


Item 5.  Other Events

         In the first phase of a proceeding that was instituted to consider the possible development of a performance-based regulation plan for New York Telephone Company (the "Company"), on December 24, 1993 the New York State Public Service Commission ("NYSPSC") issued an Order, pending a full opinion, for a reduction in the Company's rates of $170 million, to be effective January 1, 1994. The reduction is intended to reduce the Company's intrastate revenues by $141 million annually. In addition, the NYSPSC Order determined that an additional $159 million of current revenues are to be made available "for the ultimate benefit of customers and the Company's competitive position through earnings incentives for short-term service improvements and a longer term plan for performance-based earning incentives and network improvements". That plan will be pursued in a second phase of the proceeding.

         The Order did not make a final finding on return on equity. Subject to the Company's achieving net productivity gains, the rates adopted by the Order would, according to the Order, allow the Company an opportunity to earn above a 10.8% return on equity. There will also be equal sharing between shareholders and ratepayers of any earnings above 12% return on equity.

         A full opinion explaining the basis of the Order will be issued shortly. It is expected that this opinion will also address the Company's treatment of deferred expenses related to various early retirement programs. It is probable that the opinion will require the Company to incur a charge to income in 1993 of $49 million after-tax. This charge represents a reversal of a portion of the Company's deferred regulatory asset related to pension costs. These costs, which the Company previously expected to recover through the regulatory process, were deferred, and the asset was created, under the provisions of Statement of Financial Accounting Standards No. 71
         - Accounting for the Effects of Certain Types of Regulation.


                                    - 3 -



Form 8-K New York Telephone Company
December 24, 1993


                                  SIGNATURES



    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    New York Telephone Company



                                    By       J. W. Diercksen
                                             J. W. Diercksen
                                    Treasurer and Acting Vice President and
                                            Chief Financial Officer












January 12, 1994